Exhibit 10.1

EARN-IN AGREEMENT

This Earn-In Agreement (the “Agreement”) made and entered into this 25th day of January, 2012 (“Effective Date”), by and between Discovery Gold Ghana Limited, a company organized under the laws of Ghana (“DGG”) located at Hse. No. D3/22, Ashonman Estates, Accra, Ghana and North Springs Resources Corp., a Nevada corporation (“NSRS”) located at 200 S. Virginia, 8th Floor, Reno, Nevada, 89501.

BACKGROUND

WHEREAS, Adom Mining Company Limited, a company organized and existing under the laws of Ghana (“Adom”) is vested with and holds a 100% right, title and interest (the “Interest”) in and to a certain mineral concession situated in the Edum Banso area of the Western Region of Ghana described in Schedule A attached hereto (the “Property”) pursuant to a prospecting license for gold dated May 8, 1991, attached hereto as Schedule B, (the “License”) issued by the Government of Ghana.  The Interest held by Adom in the Property is subject to various interests and rights held by the Government of Ghana pursuant to the Minerals and Mining Act of 2006 of Ghana;

WHEREAS, on October 17, 2005, Adom and Xtra-Gold Resources Corp., a corporation organized and existing under the laws of Canada (“Xtra-Gold”) entered into an option agreement (the “Option Agreement”) whereby Adom granted an exclusive option to Xtra-Gold to acquire 100% of Adom’s Interest in the Property (the “Option”);

WHEREAS, on August 27, 2011, Xtra-Gold and DGG entered into an Agreement for Assignment of Option Interest (the “Assignment Agreement”), whereby Xtra-Gold agreed, among other things, to sell, assign and transfer all its right, title and interest in the Option to DGG in exchange for an aggregate payment of two hundred fifty thousand dollars ($250,000);

WHEREAS, as of the date of this Agreement, DGG has paid a total of one hundred twenty five thousand dollars ($125,000) to Xtra-Gold, and upon paying the balance of one hundred thirty five thousand dollars ($135,000), DGG shall receive Xtra-Gold’s interest in the Option and be subject to that certain Option Agreement;

WHEREAS, DGG desires to grant to NSRS and NSRS desires to acquire a working interest (the “Working Interest”) in DGG’s rights and interest in and to the Property (“DGG’s Interest”), pursuant to the terms and conditions of this Agreement, the Option Agreement, and the License;

WHEREAS, DGG is, and shall hereafter be the sole operator of the Property and shall continue to conduct mineral exploration and extraction activities on the Property, subject to the terms and conditions set forth in this Agreement, the Option Agreement, and the License;

WHEREAS, upon paying the full Initial Payment (as hereinafter defined), NSRS shall acquire a ten percent (10%) Working Interest in DGG’s Interest, as further set forth below;

WHEREAS, it is further understood and agreed that one hundred thirty five thousand dollars ($135,000) of the Initial Payment shall be used by DGG to perfect DGG’s Interest in the Option;

WHEREAS, upon issuance of shares of its common stock, NSRS shall acquire an additional twenty five percent (25%) Working Interest in DGG’s Interest, as further set forth below;

WHEREAS, these recitals are true and correct and are incorporated into this Agreement by this reference; and,

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, DGG and NSRS agree as follows:

AGREEMENT

1.

Working Interest.

1.1

NSRS shall provide funding to DGG to assist DGG in fully exercising the Option and to finance the exploration activities on the Property, which shall amount to a total of one million two hundred fifty thousand dollars ($1,250,000) (the “Total Work Commitment”). NSRS shall supply the Total Work Commitment according to the following Work Commitment payment schedule (each a “Commitment Payment”):

(i)

an initial payment of two hundred fifty thousand dollars ($250,000) (the “Initial Payment”), of which one hundred fifty thousand dollars ($150,000) is due within five (5) days of the execution of this Agreement and the remaining one hundred thousand dollars ($100,000) is due within thirty (30) days of the execution of this Agreement;

(ii)

five hundred thousand dollars ($500,000) on or before July 31, 2012 (the “Second Commitment Payment”); and

(iii)

five hundred thousand dollars ($500,000) on or before December 31, 2012 (the “Third Commitment Payment”).

One hundred thirty five thousand dollars ($135,000) of the Initial Payment shall be used to perfect DGG’s Interest in the Option.  The remainder of the Initial Payment shall be used at the sole discretion of DGG to fund exploration and extraction activities on the Property.  Upon making the full Initial Payment to DGG, NSRS shall acquire a ten percent (10%) Working Interest in DGG’s Interest.

In the event that NSRS fails to provide the Second Commitment Payment to DGG on or before July 31, 2012, fifty percent (50%) of NSRS’ Working Interest shall automatically revert back to DGG and NSRS shall be deemed to have forfeited its right to provide the Third Commitment Payment.  DGG shall then have the option to buy back an additional twenty five percent (25%) of NSRS’ Working Interest in exchange for one hundred fifty thousand dollars ($150,000).

2.

Additional Working Interest.

2.1

NSRS shall acquire an additional twenty five percent (25%) Working Interest in DGG’s Interest (the “Additional Interest”) in exchange for ten million (10,000,000) shares of common stock of NSRS (the “NSRS Shares”).  The Additional Interest is in addition to the ten percent (10%) Working Interest described above in Section 1.1.  The “Working Interest” and “Additional Interest” are collectively hereinafter referred to as the “Working Interest”, unless otherwise specified.

In the event that the value of the NSRS Shares is less than two million five hundred dollars ($2,500,000) on October 1, 2012, DGG shall have the option to either: (a) take back the Additional Interest from NSRS and return the NSRS Shares to NSRS; or (b) keep the NSRS Shares and allow NSRS to keep the Additional Interest.  If DGG elects option (a), DGG shall notify NSRS of its decision in writing, pursuant to Section 15.1 hereto, within five (5) business days from October 1, 2012.

3.

Obligations and Liabilities.  Each party shall have the right to take and separately dispose of its portion of the Working Interest’s share of mineral extraction in kind at the concession site (prior to treatment or removal of extracted minerals or other materials) from the Property being developed hereby.  The respective obligations and liabilities of the parties shall be several, not joint or collective, and each party shall be responsible only for its own obligations. DGG shall, within ninety (90) days after the end of each calendar year, cause to be delivered to NSRS any and all necessary documentation for NSRS to be able to file its tax return showing its profits/losses from the operations of the Property.

4.

Costs Incurred.  Subsequent to December 31, 2012, any and all costs incurred in association with or pertaining to the Property shall be borne by each party in proportion to each party’s percentage Working Interest in the Property.

5.

Representations and Warranties.

5.1

DGG represents and warrants to NSRS that:

5.1.1

DGG is duly organized, validly existing, in good standing and qualified to do business under the laws of Ghana.  DGG has the requisite power and capacity to carry on business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

5.1.2

The entering into of this Agreement and the performance by DGG of its obligations hereunder will not violate or conflict with any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which DGG is a party or by which it is bound.

5.1.3

To the best of DGG’s knowledge, the Property is accurately described in Schedule A attached hereto, is free and clear of all liens, claims, and encumbrances and is in good standing with all applicable federal and local government entities.

5.1.4

To the best of DGG’s knowledge, there are no outstanding agreements, leases or options (whether oral or written) which contemplate the acquisition of the Property or any interest therein by any other person or entity.

5.1.5

DGG is entitled to acquire the Option, per the terms and conditions of the Assignment Agreement.  Subject to the Initial Payment by NSRS to DGG, DGG shall perfect DGG’s Interest in the Option.

5.1.6.

DGG shall be responsible for compliance with applicable laws and regulations, including laws and regulations related to exploration, development, mining and reclamation, in the conduct of its exploration, development and other activities on the Property.

5.1.7

DGG shall be responsible for timely payment of required maintenance fees, property taxes, and any other payments required to maintain the Property in good standing with all federal and local government entities.  DGG shall also be responsible for timely filing and recording of all documents required to evidence the payment of required maintenance fees, taxes and other payments.

5.1.8

To the best of its knowledge, information and belief, there are no adverse environmental conditions at the Property that could result in a violation of or liability under any federal or local laws, rules or regulations concerning protection of the environment or human health and safety (“Environmental Laws”).  DGG has not received notification from any person, including without limitation, any governmental authority, of any potential breach or alleged breach of any applicable Environmental Laws relating to the Property or of any inspection or possible inspection or investigation by any governmental authority under any applicable Environmental Laws relating to the Property.  DGG has not received any notification of and has no knowledge of the presence of any contaminants (including hazardous substances or materials, dangerous goods, chemicals or toxic wastes) in the soil or water in, on or under the Property and DGG has not been the subject of any claims or incurred any expenses in respect of the presence of any contaminants in the soil or water in, on or under the Property.

5.1.9

To the best of DGG’s knowledge, there is no circumstance that would prevent any and all governmental licenses and permits required to carry out exploration, development, mining, processing and reclamation operations on the Property from being obtained, as and when necessary.

5.1.10

DGG has obtained all consents required under any agreements to which it is a party and all required consents and approvals from governmental agencies, as necessary or applicable, for it to execute, deliver and perform its obligations under this Agreement.

5.1.11

There are no actions, suits or proceedings pending or, to the knowledge of DGG, threatened against or affecting the Property, including any actions, suits, or proceedings being prosecuted by any federal or local department, commission, board, bureau, agency, or instrumentality.  To the knowledge of DGG, it is not subject to any order, writ, injunction, judgment or decree of any court or any federal or local department, commission, board, bureau, agency, or instrumentality which relates to the Property.

5.2

NSRS represents and warrants to DGG that:

5.2.1

NSRS is duly incorporated and in good standing under the laws of Nevada.  NSRS has the requisite corporate power and capacity to carry on business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

5.2.2

The entering into of this Agreement and the performance by NSRS of its obligations hereunder will not violate or conflict with any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which NSRS is a party or by which it is bound.

5.2.3

NSRS has obtained all consents required under any agreement to which it is a party and all required consents and approvals from governmental agencies and any stock exchange, as necessary or applicable, for it to execute, deliver and perform its obligations under this Agreement.

5.2.4

NSRS has timely made, to the best of its knowledge, all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of NSRS’s common stock. NSRS agrees to forever indemnify, hold harmless, and appear and defend against any claim, right, or cause of action made against DGG arising out of or related to the Public Reports.

6.

Area of Interest.  For purposes of this Agreement, the Area of Interest is defined as the Property boundary affected by the License as set forth in Schedules A and B.  In the event the Area of Interest is further restricted or expanded by the Government of Ghana, this Agreement will be terminated and a new agreement will be constructed to revise the Area of Interest.

7.

Construction and Mining Activities.  Subject to the terms of this Section 7, if  DGG determines that it desires to commence mine construction activities for the production of minerals from any part of the Property, building of access roads to other portions of the Property or adjacent properties, storage of waste materials, tailings or ore products upon the Property or otherwise cause devaluation to the Property, DGG shall use  standard industry practices to ensure that any area contemplated for construction of processing facilities or storage of waste upon the Property has been substantially tested to determine the lack of ore or sub-ore grade material, and will be required to secure all permits, obtain insurance and provide adequate bond with appropriate government agencies to cover any and all reclamation costs before commencement of any of the aforementioned construction activities.

8.

Property Maintenance.

8.1

Subject to the additional requirements under Section 11 below, for so long as this Agreement is in effect, DGG shall make such payments as are necessary to keep the Property in good standing, including, but not limited to payment of any government filings, fees or taxes relating to operations on the Property, and satisfying any federal and local filing and bonding requirements for maintaining the Property in good standing for at least one year after the termination of this Agreement.

8.2

Upon making any payment or filing to maintain the Property, DGG shall promptly deliver to NSRS a copy of the documents that were filed and written evidence of any payment that was made.  DGG shall satisfy all federal and local requirements to maintain the Property in good standing and deliver to NSRS written documentation of such satisfaction at least 30 days prior to the legal deadline (whether required by statute, regulation, contract or otherwise) for satisfying such requirement.  If NSRS has not received the documentation required under this Section 8.2 within the prescribed time, NSRS may, but has no obligation to, satisfy such requirement(s), and DGG shall promptly reimburse NSRS for the amount of any payment made by NSRS, and any related costs, plus twenty percent (20%) of the amount of those payments and costs.  NSRS’s rights under this Section 8.2 shall not affect NSRS’s right to any other remedy for DGG’s failure to maintain the Property in accordance with this Agreement.

9.

Reporting.  DGG shall provide to NSRS annual reports of all activities and operations conducted on or in connection within the Property pursuant to this Agreement, together with copies of all factual data generated as a result of those activities or operations.  Those reports shall be provided to NSRS by the 1st of December of each calendar year this Agreement is in effect.  Each annual report shall include details of:  (i) the preceding year’s activities, operations and expenditures with respect to the Property; (ii) exploration and ore reserve data for the previous year; and (iii) a summary of anticipated activities for the upcoming year.  The annual report required to be delivered by December 1 of each year shall be accompanied by digital factual data generated during the previous calendar year, to the extent the data exists in such format.  Reports due pursuant to this Section 9 shall be sent to:

North Springs Resources Corp.

200 S. Virginia, 8th Floor

Reno, Nevada, 89501

NSRS may change such address from time to time by written notice to DGG.

10.

Transfer of Interests, Assignments.  NSRS and DGG may assign or sell all or parts of their interest under this Agreement to any third party (the “Assignee”) without the consent of either party (but upon notice) provided that the Assignee agrees to execute an acknowledgement to be bound by the terms hereof insofar as each party’s rights hereunder are concerned.

11.

Standard of Conduct; Environmental Compliance.

11.1

DGG shall ensure that all activities conducted by, or on its behalf on the Property, are in compliance with the laws and regulations of Ghana and any local governmental entity with jurisdiction over the Property or activities thereon, including, but not limited to any laws or regulations regarding environmental protection or reclamation of the Property. DGG shall provide NSRS with satisfactory evidence of such compliance upon DGG’s receipt of such document. All operations under this Agreement shall be conducted in a good and workmanlike manner in accordance with generally accepted mining practices.

11.2

DGG shall provide to NSRS a copy of any permit application or other permitting documents relating to activities or operations on the Property after submission to the applicable government entity.

11.3

Should any unpermitted discharge, leakage, spillage, repurchase, emission or pollution of any type occur upon, to or from the Property or overlying surface due to DGG’s activities or possession, DGG, at its sole expense, shall promptly clean and restore the Property and overlying surface to standards equal to or exceeding all standards adopted or required by any governmental body having jurisdiction over the affected Property.

12.

Audit and Inspection.  NSRS shall be entitled to enter the Property for purposes of inspecting any of DGG’s operations, facilities or structures at reasonable times, upon reasonable advance notice, provided that NSRS or its agents shall so enter at its own risk and shall indemnify and hold DGG and its affiliates harmless against and from any and all loss, cost, damage, liability and expense (including but not limited to reasonable attorneys fees and costs) by reason of injury to NSRS or its agents or representatives, or damage to or destruction of any property of DGG or its agents or representatives while on the Property, or in such workings, facilities and structures, except to the extent that such injury, damage, or destruction is a result, in whole or in part, of the negligence of DGG.  NSRS shall have the right during regular business hours to review and copy all of DGG’s files and documents relating to activities on the Property.

13.

Indemnities.  DGG shall fully indemnify, defend, repurchase and hold harmless NSRS, its affiliates and successors, and their agents, and employees from and against all loss, costs, penalties, expense, damage and liability (including without limitation, loss due to injury or death, reasonable attorneys fees, expert fees and other expenses incurred in defending against litigation or administrative enforcement actions, either pending or threatened), arising out of or relating to any claim or cause of action relating in any way to conditions, operations or other activities, whether known or unknown, at, or in connection with, the Property (including, but not limited to, any environmental conditions) created, existing or occurring prior to the date of this Agreement or while this Agreement is in effect, or arising out of or resulting from activities conducted by or on behalf of DGG, its affiliates or assigns, which arise in whole or in part under any federal or local law, now existing or hereafter enacted, adopted or amended, including, without limitation, any statutory or common law governing liability to third parties for personal injury or property damage.  This indemnity shall survive termination of this Agreement.

14.

Termination.

14.1

NSRS may in its sole discretion terminate this Agreement at any time by giving not less than 30 days prior written notice to that effect to DGG.  Upon expiry of the 30 day notice period, or if the Agreement is terminated pursuant to any other provision of this Agreement, the Agreement will be of no further force and effect.  Upon such termination, NSRS shall have no further obligation to incur Commitment Payments on or for the benefit of the Property and shall have no further obligations or liabilities to DGG under this Agreement or with respect to the Property (including without limitation liability for lost profits or consequential damages as a result of an election by NSRS to terminate this Agreement).

14.2

In the event NSRS is in default in the observance or performance of any of NSRS’s covenants, agreements or obligations under this Agreement, DGG may give written notice of such alleged default specifying the details of same. NSRS shall have 30 days following receipt of said notice (or, in the event NSRS in good faith disputes the existence of such a default, 30 days after a final, non-appealable order of a court of competent jurisdiction finding that such a default exists) within which to remedy any such default described therein, or to diligently commence action in good faith to remedy such default.  If NSRS does not cure or diligently commence to cure such default by the end of the applicable 30-day period, then DGG shall have the right to terminate this Agreement by providing 30 days advance written notice to NSRS.

15.

General Provisions.

15.1

Notice.  All notices or other communications to either party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by electronic communication, with confirmation sent by registered or certified mail, return receipt requested, (iii) sent by registered or certified mail, return receipt requested, or (iv) sent by overnight mail by a courier that maintains a delivery tracking system.  Subject to the following sentence, all notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, (iii) if by mail, on the date of delivery as shown on the actual receipt, and (iv) if by overnight courier, as documented by the courier’s tracking system.  If the date of such delivery or receipt is not a business day, the notice or other communication delivered or received shall be effective on the next business day (“business day” means a day, other than a Saturday, Sunday or statutory holiday observed by banks in the jurisdiction in which the intended recipient of a notice or other communication is situated.)  A party may change its address from time to time by notice to the other party as indicated above.

All notices to DGG shall be addressed to:

Discovery Gold Ghana Limited

P Hse. No. D3/22,

Ashonman Estates, Accra, Ghana

All notices to NSRS shall be addressed to:

North Springs Resources Corp.

200 S. Virginia, 8th Floor

Reno, Nevada, 89501

15.2

Inurement.  All covenants, conditions, indemnities, limitations and provisions contained in this Agreement apply to, and are binding upon, the parties to this Agreement, their heirs, representatives, successors and assigns.

15.3

Implied Covenants.  The only implied covenants in this Agreement are those of good faith and fair dealing.  This Agreement is not intended to benefit any third-party, nor any class of third-party beneficiaries.

15.4

Waiver.  No waiver of any provision of this Agreement, or waiver of any breach of this Agreement, shall be effective unless the waiver is in writing and is signed by the party against whom the waiver is claimed.  No waiver of any breach shall be deemed to be a waiver of any other subsequent breach. Notwithstanding the foregoing, each party irrevocably waives any right that he may have to maintain any action for partition with respect to the Property.

15.5

Modification.  No modification, variation or amendment of this Agreement shall be effective unless it is in writing and signed by all parties to this Agreement.

15.6

Entire Agreement.  This Agreement sets forth the entire agreement of the parties with respect to the transactions contemplated herein and supersede any other agreement, representation, warranty or undertaking, written or oral, between DGG and NSRS.

15.7

Further Assurances.  Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

15.8

Construction.  The section and paragraph headings contained in this Agreement are for convenience only, and shall not be used in the construction of this Agreement.  The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

15.9

Currency.  All references to dollars herein shall mean United States dollars.

15.10

Governing Law.  This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Nevada, without regard to its conflicts of laws and provisions.

15.11

Dispute Resolution.  All disputes of every kind and nature between the parties to this Agreement shall be resolved by mutual agreement of the parties.  Failing such agreement, disputes shall be resolved by mediation and/or arbitration as follows:  either party may demand such arbitration in writing within a reasonable time after the dispute arises, which demand shall be submitted to the party against whom relief is sought, and shall include a statement of the matter and amount in controversy and a list of three (3) acceptable arbitrators.  In no event shall the demand be made after the date when institution of legal or equitable proceedings based upon such dispute would be barred by the applicable statute of limitations.  Within five (5) business days after such demand the other party shall respond to the demand in writing, and shall either choose an arbitrator from those provided in the list, or propose an arbitrator.  If within five (5) days after that response the parties cannot decide upon an arbitrator, they each shall choose one (1) arbitrator who collectively shall choose a third arbitrator, and that chosen arbitrator shall hear the parties’ dispute.  The arbitrator shall initially attempt to facilitate a resolution of the matter through mediation.  The costs of the mediation shall be borne equally by the parties.  If, at any time during the course of the mediation, either the arbitrator or any of the parties believe that a stalemate has been reached, the arbitrator shall schedule a single-hearing arbitration, without any party being entitled to pre-hearing discovery (other than a demand for, and exchange of, all relevant documents, including invoices, receipts, change orders and correspondence).  The arbitration costs and expenses of each party shall be borne by the non-prevailing party.  Should a dispute arise as to whether or not any dispute arising under the terms of this Agreement is subject to this arbitration provision, the matter shall be decided by arbitration in the same manner and with the same effect as all disputes arising out of this Agreement.  All decisions of the arbitrator shall be final, binding, and non-appealable and the arbitrator shall be entitled to render any decision as would be available in law or equity.  Nothing herein shall prevent either of the parties from seeking provisional remedies.

15.12

Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise

15.13

Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

15.14

Publicity.  No party shall cause the publication of any press release or other announcement with respect to this Agreement, the Property, or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing party prior notice and an opportunity to comment on the proposed disclosure.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 25th day of January, 2012.

Discovery Gold Ghana Limited

By:  /s/ Donald Ross

Name:  Donald Ross

Title:  President

North Springs Resources Corp.

By:  /s/ Harry Lappa

Name:  Harry Lappa

Title:  President & CEO

SCHEDULE A

The Edum Banso Concession area covers about 20.60 km2 of the greater part lying on Field Sheets 0502C3 in the Western Region of Ghana. The concession lies between the geographical coordinates of latitude 5° 00'N to 5° 05'N and longitudes 1° 53'W to 1° 56'W.  The Edum Banso concession is located within Mpohor Wasa East District of the Western Region. The concession is about 35km north-west of Takoradi.

SCHEDULE B

GOVERNMENT OF THE REPUBLIC OF GHANA

AND

ADOM MINING LIMITED

__________________________________________________

PROSPECTING LICENCE

__________________________________________________

SOLICITOR OF THE

SUPREME COURT

TERM:	TWO (2) YEARS (RENEWABLE)

COMMENCEMENT:	08-05-1991

EXPIRY DATE:	07-05-1991

FILE NO.:	LVB 2324/91

THIS AGREEMENT is made the 8th day of May 1991 BETWEEN THE GOVERNMENT OF THE REPUBLIC OF GHANA (hereinafter called "THE GOVERNMENT") acting by-the PNDC Secretary for Lands and Natural Resources (hereinafter called "THE SECRETARY") of the One Part and ADOM MINING LIMITED having its registered office at P. O. Box 0977, Osu-Accra (hereinafter called "THE COMPANY") of the Other Part.

WHEREAS:

1)    Government's policy to take all such steps as it deems appropriate and effective for prospecting for minerals throughout the territories of the Republic of Ghana and for producing these minerals thereby ensuring that the maximum possible benefits accrue to the nation from the exploitation of mineral resources.

2)    In pursuit of the above policy Government desires to secure the co-operation of Companies which possess to the Government's satisfaction, the necessary financial and managerial qualifications and skills for carrying out mining operations.

3)    The Company, whose financial, technical and managerial competence for undertaking mineral operations has been established to the Government's satisfaction, has declared itself willing to engage in prospecting operations in Ghana on the understanding that it shall bear the sole risk and cost of such prospecting operations trusting that after the achievement of commercial production, it shall enjoy the prospect of reasonable rewards.

The Company is also willing that once the prospecting operations come to an end and an economically and financially feasible mining project has been successfully established, the Government shall, if it so desires, have the option to participate in development and production operations.

WITNESSESS AS FOLLOWS:

1.

The Government hereby grants unto the Company the right and licence to Prospect for and prove gold under or in the area described in the Schedule hereto and demarcated on the map which forms part of this AGREEMENT (hereinafter called "the Licence Area") excluding any parts to be relinquished from time to time for a term of TWO (2) YEARS from the 8th day of May, 1991 with a right of extension as hereinafter provided.

2.

RIGHTS OF THE COMPANY:

a.  The Company shall have the right to conduct such geological and geophysical investigations in the Licensed Area as it considers necessary to determine an adequate quantity of geologically proven and mineable reserve of gold.

b.  The Company may exercise all or any of the rights and powers granted hereunder through agents, independent contractors or sub-contractors.

c.  The Government shall secure for the Company, upon request by the Company, to the extent authorized by law and at the Company's expense, surface rights for the erection, operation and maintenance of buildings, works and installations together with such wayleaves as the Company may reasonably require for the exercise of its rights and obligations under this Agreement; provided that any damage to private propert shall be subject to adequate compensation by the Company.

d.  The Company shall not, however, conduct any operations in a sacred area and shall not, without the prior consent of the Secretary conduct any operations:

i.  within fifty yards of any building, installations, reservoir, dam, public road, railway or area appropriated for a railway; or

ii.  in an area occupied by a market, burial ground, cemetery or within a town or village or an area set apart for, used, appropriated or dedicated to a public purpose.

e.  Nothing contained in this Agreement shall be deemed to permit the Company to dispense with the necessity of applying for and obtaining any permit or authority which the Company may be required by law or regulation to obtain in respect of any works and/or activities to be carried out hereunder.

3.

RIGHTS OF THIRD PARTIES:

a.  The Government reserves the right to grant Licenses to third parties for prospecting or enter into Agreements for the production of minerals other than gold in the Licensed Area, provided that any such activity shall not unreasonably interfere with the rights granted to the Company hereunder.

b.  The Company shall not hinder or prevent members of the local population from exercising the following customary rights and privileges in or over the Licensed Area:

i.    to hunt game

ii.   to gather firewood for domestic purposes

iii.  to collect snails

iv.   to till and cultivate farms

v.    to observe rites in respect of groves and other areas held to be sacred. Provided always that where the exercise of these customary rights and privileges unduly interferes with or obstructs the operations of the Company hereunder, the Company shall make arrangements with members of the said local population for the limitation or waiver of such rights and privileges, such arrangements to include the payment of compensation where necessary. The Government shall furnish such assistance as is reasonably required in the making of such arrangements.

4.

CONDUCT OF OPERATIONS:

a.  The Company shall conduct all of its operations hereunder with due diligence, efficiency and economy to the maximum extent possible consistent with good mining industry practice and in a proper workmanlike manner observing sound technical and engineering principles and practices, using appropriate modern and effective equipment, machinery, materials and methods and to pay particular regard to the protection of the environment.

b.  The Company shall maintain all equipment and all pits and trenches in good repair and all excavated areas in safe and good condition and take all practicable steps:

i.    to prevent damage to adjoining farms and villages;

ii.   to avoid damage to trees, crops, building, structures and other property in the Licensed Area to the extent however, that any such damage is unavoidable the Company shall pay fair and reasonable compensation. The Company shall provide and maintain in good repair and condition proper roads, gates, stiles and fences for the convenient occupation of the surface of the Licensed Area.

c.  The Company shall use its best efforts to exercise its rights and powers granted by this Agreement in such manner as not to cause interference with or avoidable obstruction or interruption to the felling of timber by the Licensed timber operators within the Licensed Area and the Government shall furnish assistance to the Company to make appropriate arrangements with such operators to permit the prospecting programme to proceed without interference or delay.

5.

WORKING OBLIGATIONS:

a.  The Company shall with due diligence and by means of modern geological, geophysical and other methods normally associated with mineral prospecting and within three months of the date of this Agreement or at such other time as the Secretary may specify, commence prospecting operations with a view to establishing the existence of gold in economic quantities.

b.  The Company, having prior to the commencement of this Agreement submitted its programme of work to the Government, shall carry out its operations in accordance with the programme and the Chief Inspector of Mines shall from time to time inspect the operations to ensure that the Company does so.

c.  The Company shall diligently continue to carry out its operations hereunder and shall spend as actual direct prospecting expenditure not less than the minimum amounts specified in its work programme.

d.  If on the termination or expiration of this Agreement for any reason other than force majeure the Company shall not have spent the amounts specified in the work programme, the difference between the amount actually expended and the stipulated minimum for the year in which termination or expiration takes place shall be paid to the Government within thirty days after the date of such termination or expiration.

6.

NOTIFICATION OF DISCOVERY OF OTHER MINERALS:

The Company shall report forthwith to the Secretary, the Chief Inspector of Mines, the Director of Geological Survey and the Chief Executive of the Minerals Commission the discovery in the Licensed Area of any other minerals subject to satisfactory arrangements between the Government and the Company.

7.

SAMPLES

a.  The Company shall not during the currency of this Agreement destroy, except in analyses, any cores or samples obtained from the Licensed Area without the prior written consent of the Director of Ghana Geological Survey.

b.  The Company shall provide the Director of Ghana Geological Survey and the Chief Inspector of Mines with such samples from the Licensed Area as they may from time to time reasonably request.

8.

RECORDS

a.  The Company shall maintain at its registered office copies of the following:

i.  full and complete records and books of account relating to the prospecting programme in Ghana.

ii.  the detailed results and analysis of all investigations, surveys, boring, pitting and other testing conducted pursuant to the provisions of this Agreement.

b.  The records referred to in the foregoing paragraph shall include copies of all geological, geophysical, geochemical, drilling and pitting reports relating to the Licensed Area and all maps, drawings and diagrams pertaining to these reports.

c.  The said records, with the exception of proprietary technical information, shall be made available for inspection at reasonable times without delaying work on the prospecting programme, by the Chief Inspector of Mines and the Chief Executive, Minerals Commission, upon request, and shall be retained in Ghana, unless removed with Government's consent.

d.  Failure to keep such records and to produce them for inspection upon receipt of reasonable notice shall constitute just cause for the cancellation of this Licence.

9.

REPORTS

a.  The Company shall furnish to the Chief Inspector of Mines, the Director of Ghana Geological Survey and the Chief Executive of the Minerals Commission, not later than the 15th of each fourth month, a report giving a general description of the work done by the Company in the preceding quarter and containing a description accompanied by a sketch plan of the areas where any gold and any other minerals were found, particulars of the type of minerals found and the number and weight of samples taken, if any.

b.  All records, reports, plans and information which the Company is required to supply to the Government and its agents pursuant to the provisions of this Agreement shall be supplied at the expense of the Company.

c.  Any information or material supplied by the Company to the Government pursuant to the provisions of this Agreement shall be treated by the Government, its officers and agents as confidential and shall not be revealed to third parties except with the consent of the Company (which consent shall not be unreasonably withheld) for a period of 12 months with respect to technical information and 36 months with respect to financial information from the date of submission of such information. The Government and persons authorized by the Government may nevertheless use any such information received from the Company for the purpose of preparing and publishing general reports on minerals in Ghana.

10.

FINANCIAL OBLIGATION:

a.  The Company shall pay to the Government:

i.  in consideration of the grant of the right of prospecting for gold in the Licensed Area an amount of Two hundred and fifty thousand cedis ((cent)250,000.00) within 30 days from the date of this Agreement.

ii.  a yearly rent of Twenty one thousand nine hundred and ninety cedis ((cent) 21,990)

b.  Payment of the rent specified in the foregoing paragraph shall be made yearly in advance, the first year's payment having been made before the execution of this Agreement.

11.

ASSIGNMENT, MORTGAGE, ETC:

a.  The Company shall not assign, mortgage, sublet or otherwise transfer this Agreement provided however that any of the rights and powers granted by this agreement or any interest therein may be transferred with the prior written consent of the Government.

b.  The Government may impose such conditions on the giving of such consent as it thinks fit.

12.

SURRENDER OF PART OF LICENSED AREA:

a.  The Company may surrender at any time and from time to time by giving not less than three months' notice to the Chief Inspector of Mines and the Chief Executive of the Minerals Commission, all its rights hereunder in respect of any part or parts of the Licensed Area. The Company shall be relieved of all obligations in respect of the part or parts of the Licensed Area so surrendered except those obligations which accrued prior to the effective date of surrender.

b.  The Company shall leave the part of the Licensed Area surrendered and everything thereon in a safe condition. The Company shall take all reasonable measures to restore the surface of such part of the Licensed Area surrendered and all structures thereon not the property of the Company to their original condition. In the event that the Company fails to do so, the Chief Inspector of Mines shall make such part and everything thereon safe and in good condition at the expense of the Company.

13.

EXTENSION:

a.  If the Company applies in writing to the Government not less than three months before the expiration of this Agreement for an extension of the term hereof and if the Company shall not be in default at that time in the performance of any of its obligations hereunder the Company may, subject to the provisions of the law, be granted an extension for a period not exceeding two years upon such terms and conditions as the parties may then agree.

b.  A further extension may be granted in accordance with the provisions of the Law.

14.

RE-ENTRY BY GOVERNMENT:

If the operations and activities of the Company in accordance with the prospecting programme shall cease in the Licensed Area before the same have been completed and if such cessation shall be due entirely to the fault of the Company, the Government may, upon giving the notice and following the procedure required in paragraph 15 below, re-enter the Licensed Area and take possession of all buildings, erections, plants and materials thereon without compensation to the Company (such right of entry not to prejudice any additional remedy of the Government), and thereupon the Agreement shall terminate.

15.

TERMINATION BY THE GOVERNMENT:

a.  The Government may, subject to the provisions of this paragraph, terminate this Agreement if any of the following events shall occur:

i.  the Company shall fail to make any of the payments described in this Agreement on the payment date; or

ii.  the Company shall contravene or fail to comply with any other condition of this Agreement; or

iii.  the Company shall become insolvent or commit any act of bankruptcy or enter into any agreement or composition with its creditors or take advantage of any law for the benefit of debtors or go into liquidation, whether compulsory or voluntary, except for the purposes of reconstruction or amalgamation; or

iv.  the Company knowingly submits any false statement to the Government in connection with this Agreement.

b.  If and whenever the Government decides to terminate this Agreement pursuant to clauses (i) and (ii) of the preceding sub-paragraph, the Government shall give the Company notice specifying the particular contravention or failure and permit the Company to remedy the same within twenty-one days of such notice or such longer period as the Secretary may specify in such notice as reasonable in the circumstances.

c.  If the Company shall fail to remedy an event specified in clauses (i) and (ii) of sub-paragraph (a) of this paragraph within the stated period, or an event specified in clauses (iii) and (iv) of the said sub-paragraph shall occur, the Government may by notice to the Company terminate this Agreement.

d.  Upon termination of this Agreement by the Government every right of the Company hereunder shall cease (save as specifically otherwise provided hereunder) but subject nevertheless and without prejudice to any obligation or liability imposed or incurred under this Agreement or applicable law prior to the effective date of termination.

e.  No delay or omission or course of dealing by the Government shall impair any of its rights hereunder or be construed to be a waiver of an event specified in sub-paragraph (a) of this paragraph or acquiescence therein.

16.

ASSETS ON TERMINATION OR EXPIRATION:

Upon the termination or expiration of this Agreement, the Company may within Sixty days from the effective date of such termination, remove from the Licensed Area any structures and installations erected and any movables placed thereon by the Company. Any structures, installations and movables not so removed within the said period shall become the property of the Government without charge.

17.

FORCE MAJEURE:

a.  Failure on the part of the Company to comply with any of the terms and conditions hereof (except the obligations to make payment of monies to the Government) shall not be grounds for cancellation or give the Government any claim for damages in so far as such failure arises from force majeure, the Company having taken all appropriate precautions, due care and reasonable alternative measures with the objective of avoiding such failure and of carrying out its obligations hereunder. The Company shall take all reasonable measures to remove such inability to fulfill the obligations hereunder with the minimum of delay.

b.  For purposes of this paragraph force majeure includes acts of God, war, insurrection, earthquake, storm, flood or other adverse weather condition but shall not include any event caused by the failure to observe good mining industry practice or by the negligence of the Company or any of its employees or contractors.

c.  The Company shall notify the Secretary within twenty-four hours of an event of force majeure affecting its ability to fulfill the terms and conditions hereof.

d.  The period of this Agreement shall be extended for a period of time equal to the period or periods during which the company was affected by any of the conditions set forth in sub-paragraph (b) of this paragraph, but not to exceed six months in the aggregate.

18.

FOREIGN EXCHANGE:

a.  Subject to sub-paragraph (b) of this paragraph the Company shall, during the term of this Agreement and so long as it does not derive any revenue from its operations hereunder, finance such operations in the following manner:

i.  by converting to Ghana currency through authorized dealers such amounts of foreign currency as will be sufficient to cover the Company's operating expenses required to be paid in Ghana currency including any payments to the Government and third parties provided that the terms of any loans obtained abroad shall be in conformity with current international, commercial and monetary conditions and that prior notice of such loans and advances shall be furnished to the Bank of Ghana.

ii.  By directly purchasing and/or hiring abroad as is necessary for conducting the prospecting programme with its foreign currency funds and importing to and/or using in Ghana freely and without restrictions such machinery, equipment, materials and services of any nature whatsoever as will be required by the Company for its operations hereunder.

b.  The Company may be required to pay all its rentals and other licensing fees to the Government in dollars or other freely convertible currency, or such currencies as shall be specified by the Bank of Ghana.

c.  All conversions of currency shall be made at the prevailing official rates of exchange.

19.

PRODUCTION AGREEMENT:

If upon the expiration of this Agreement the Company shall have carried out its obligations hereunder to the satisfaction of the Government and shall have successfully established to the Government that the development of a mine from ore reserves established within the Licensed Area is economically and financially feasible, then the Government shall grant to the Company the first option to (i) acquire a License for the purposes of mining gold in the Licensed Area, and (ii) participate in a mining Project in the Licensed Area subject to negotiation with the Government of satisfactory terms for such licence and participation.

20.

NOTICE:

Any application, notice, consent, approval, direction, or instruction hereunder shall be in writing and shall be served by hand or by registered mail. Delivery by hand shall be deemed to be effective when made and delivery by registered mail shall be deemed to be effective at such time as it would in the ordinary course of registered mail be delivered to the addressee.

Until changed by appropriate notice, the Company's address in Ghana is its registered office as set forth above and the addresses of the Government officials are as follows:

i.    The PNDC Secretary, Ministry of Lands and Natural Resources, P.O. Box M.212, Accra.

ii.   The Chief Inspector of Mines, Mines Department, P.O. Box 254, Takoradi.

iii.  The Director of Geological Survey , Geological Survey Department, P.O. Box M.80, Accra

iv.   The Chief Executive, Minerals Commission, P.O. Box M.248, Accra

v.    The Chief Survey Officer, Survey Department, P.O. Box 191, Accra

vi.   The Governor, Bank of Ghana, P.O. Box 2674, Accra.

21.

POLITICAL ACTIVITY:

Neither the Company nor any of its employees who is not a citizen of Ghana shall engage in political activity of any kind in Ghana nor make a donation, gift or grant to any political party or for political purposes in Ghana.

22.

ARBITRATION:

Subject to the provisions hereof, if any time during the continuance of this Agreement or after its termination any question or dispute shall arise regarding the rights, powers, duties and liabilities of the parties hereto such question or dispute shall be referred to arbitration in accordance with the Arbitration Act 1961 (Act 38). In such event, there shall be two arbitrators, one to be appointed by each party.

23.

GOVERNING LAW:

This Agreement shall be governed by, construed and interpreted in accordance with the laws of Ghana.

24.

HEADINGS:

The headings given to paragraphs in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

THE SCHEDULE ABOVE REFERRED TO:

All that pieces or parcels of land containing an approximate area of 43.98 square kilometers lying to the north and south of Latitudes 5(degree) 00 and 5(degree) 071 respectively; and bounded on the east by Longitude 1(degree) 52 and west by Longitude 1(degree) 57 in the Mpohor Wassa East district of the Western Region of the Republic of Ghana which piece or parcel of land is more particularly delineated on the plan annexed hereto for the purposes of identification and not of limitation.

IN WITNESS WHEREOF the parties hereto of the first part has hereunto set his hand and affixed the Seal of the Ministry of Lands and Natural Resources and the party hereto of the second part has hereunto caused its Common Seal to be affixed the day and year first above written.

SIGNED AND SEALED with the SEAL

)

of the Ministry of Lands and

)

Naturall Resources and DELIVERED by

)

the said PNDC Secretary for Lands and

)  /s/ _____________________________

Natural Resources for and on behalf of

)  Minister

the Government of the

)  Ministry of Lands & Natural Resources

Republic of Ghana in the presence:

)

/s/ __________________________________

         Witness

The COMMON SEAL/STAMP of the said

)

ADOM MINING LIMITED

)

was affixed to these presents and the

)

same were DELIVERED in the

)

presence of:

)

/s/ __________________________________

         Managing Director

/s/ __________________________________

         Secretary

OATH OF PROOF

I, James Ackah, of Minerals Commission MAKE OATH and SAY that on the 8th day of May, 2004

I was present and saw the PNDC Secretary for Lands and Natural Resources duly execute the Instrument now produced to me and Marked "A" and that the said JOE AHIMA DANSO can read and write,

Sworn at Accra this...21st... day of May, 2001

Before Me

         /s/ _______________________

/s/ James Ackah

         REGISTRAR OF LANDS

DEPONENT

This is the Instrument Marked "A" Referred to in the Oath of James Ackah

SWORN before me this   21st... day of May, 2001

/s/ ___________________________

REGISTRAR OF LANDS

On the...21st...day of May, 1991 at 11:50 O'clock in the forenoon this Instrument was proved before me by the Oath of the within-named to have been duly executed by the within-named Joe Ahima Danso.

/s/ ___________________________

REGISTRAR OF LANDS

Chief Registrar

High Court Accra